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                                                                    Exhibit 99.1

                       REPORT OF INDEPENDENT ACCOUNTANTS

                         ----------------------------

To the Directors and Shareholders,
The Goldman Sachs Group, Inc.:

We have audited the consolidated financial statements of The Goldman Sachs Group, Inc. and Subsidiaries (the "firm") as of November 26, 1999 and November 27, 1998, and for each of the three fiscal years in the period ended November 26, 1999 and have issued our report thereon, which expresses an unqualified opinion, dated January 21, 2000. Such consolidated statements and our report thereon are incorporated by reference in Part II, Item 8, "Financial Statements and Supplementary Data," of this Annual Report on Form 10-K.

We have also previously audited, in accordance with generally accepted auditing standards, the consolidated statements of financial condition as of November 28, 1997, November 29, 1996 and November 24, 1995, and the related consolidated statements of earnings, changes in partners' capital and cash flows for the years ended November 29, 1996 and November 24, 1995 (none of which are presented herein); and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the selected consolidated financial data for each of the five years in the period ended November 26, 1999, appearing on pages 25 to 26 of this Annual Report on Form 10-K, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.


/s/ PRICEWATERHOUSECOOPERS LLP



New York, New York
January 21, 2000.